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                                                                    EXHIBIT 99.1

[PETROQUEST ENERGY, INC. LETTERHEAD]




NEWS RELEASE
FOR IMMEDIATE RELEASE

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For further information, contact:       Robert R. Brooksher, Vice President - Corporate Communications
                                        (337) 232-7028
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         PETROQUEST ENERGY REVISES RESULTS OF SECOND WELL AT BERRY LAKE

Lafayette, Louisiana - January 24, 2003 - PetroQuest Energy, Inc. (NASDAQ: PQUE) reported today that its second well in the Berry Lake Field previously announced as a success has been determined to be non-commercial. The well was completed after conventional evaluation, including third party core and log analysis, which indicated results analogous to commercially productive wells in the area. However, the well flowed oil in uneconomic quantities when placed on production.

The Company's initial discovery well at Berry Lake Field continues to produce as expected. The second well was designed to test an adjacent fault block, which had the potential to increase the reserves attributable to the structural complex by approximately 25%.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.